Exhibit 4 to
                Offering Memorandum and Disclosure Statement

                            Liquidation Analysis



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                                       Disclosure Statement Exhibit "4"
                                             Liquidation Analysis

                                              STATEMENT OF ASSETS
                                                  ($ in 000s)

                                                                   Hypothetical      Estimated
                                                                     Recovery       Liquidation
                                                 Book Value (A)     Percentage         Value        Notes
                                                ---------------   -------------    --------------  -------
                                                       [1]              [2]         [1]* [2] = [3]

Cash and Cash Equivalents                             28,136              100.0%      28,136          B
Accounts Receivable, net                              20,916               80.5%      16,835          C
Other Receivables                                        112               58.7%          66          D
Inventory, net                                        18,146               31.9%       5,786          E
Prepaid Expenses                                       4,289                0.0%           0          F
Property, Plant & Equipment, net                      83,315               30.4%      25,353          G
Investments                                            1,042                0.0%           0          H
Goodwill                                               7,534                0.0%           0          F
Intellectual Property Licenses                           216                0.0%           0          F
Other Assets                                           5,362                0.0%           0          F
                                                ---------------   -------------    --------------
     Total Assets                                    169,068               45.1%      76,175

Costs Associated with Liquidation
     WARN Act Severance Cost                           6,201              100.0%         6,201        I
     Phase I Liquidation Costs                         4,221              100.0%         4,221        J
     Phase II Liquidation Costs                        3,795              100.0%         3,795        K
     Environmental Decon of Building & Land
         for Mod 2 & 3                                                                  13,500        L
     Fabrication Facilities Shutdown Costs
         & Contingency                                                                   2,500        M
     Chapter 7 Trustee Fees                                                              1,723        N
                                                                                   --------------
        Total Costs Associated with Liquidation                                         31,940

Net Estimated Liquidation Proceeds Available
  for Distribution                                                                     $44,236
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                                            DISTRIBUTION ANALYSIS SUMMARY
                                                     ($ in 000s)

                                                    Estimated
                                                    Allowable        Estimated       Estimated
                                                     Claims       Recovery Value    Recovery %      Notes
                                                   -----------    --------------   -------------   --------
   Net Estimated Liquidation Proceeds Available
     for Distribution                                                 $44,236

Less:  Secured Claims
   CIT Working Capital Revolving Facility             12,800           12,800            100.0%       O
   Revolving Facility Accrued Interest                    20               20            100.0%       O
   Capital Lease Obligation                              946              100             10.5%       O
   Senior Secured Notes                              280,000           29,451             10.5%       O
   Senior Notes Accrued Interest                      17,733            1,865             10.5%       O
                                                   -----------    --------------   -------------   --------
Total Secured Claims                                 298,699           44,440             14.8%

   Net Estimated Liquidation Proceeds After
      Secured Claims                                                        0
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                       NOTES TO LIQUIDATION ANALYSIS

         The Liquidation Analysis reflects ZiLOG's estimate of the proceeds that would be realized if ZiLOG were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management and Lazard, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of ZiLOG and its management. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF ZiLOG WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

         The Liquidation analysis assumes a liquidation period of eight months during which a two-phase approach to the liquidation would occur.

         Phase I would entail a sixty-day period that contemplates the orderly wind-down of operations. Approximately 135 employees would be retained during this period to prepare equipment for shutdown and decontamination and notify customers and suppliers of shutdown. All sales offices and research and development centers would be closed immediately.

         Phase II would entail a six month wrap-up period following the cessation of operations. ZiLOG's remaining assets, including receivables, inventory, property and equipment, intellectual property licenses and other miscellaneous assets would be assessed, collected and/or liquidated. Certain personnel, such as those in Financial, Information Systems and Manufacturing areas would be retained as necessary to support the completion of the liquidation process.

         The following notes describe the significant assumptions reflected in the Liquidation Analysis.

Note A - Book Values as of October 28, 2001

         The book values used in this Liquidation Analysis are the unaudited book values as of October 28, 2001. These book values are assumed to be representative of ZiLOG's assets and liabilities as of the Effective Date and have not changed materially since this time.

Note B - Cash and Cash Equivalent

         The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets. It is assumed that cash and cash equivalents of approximately $28.1 million would be 100% collectable.

Note C - Accounts Receivable, net

         Net accounts receivable have been discounted by approximately 19% based upon an aging schedule provided by ZiLOG and a recovery analysis prepared by ZiLOG and Lazard based upon risks inherent in collectibility during a liquidation process.

Note D - Other Receivables

         Other receivables consist primarily of taxes, employee advances, insurance claims, and interest. Other receivables were discounted by approximately 41% based upon risks inherent in collectibility during a liquidation process.

Note E - Inventory, net

         Inventory consists primarily of raw materials, work-in-process, finished goods and inventories held with third parties. Inventories held with third-parties represent contract assembly plants that take finished wafers from ZiLOG and covert them into assembled chip packages for shipment directly to customers. The liquidation recovery as a percentage of cost was assumed to be the following: raw materials (40%), work-in-process (0%), finished goods (75%), and inventories held with third parties (0%). Recovery on inventories held with third parties is assessed to be zero because these parties would likely offset inventories against trade payables owed by ZiLOG. In addition, these parties are all located in Asia making collection difficult

Note F - Prepaid Expenses, Goodwill, Intellectual Property Licenses, and Other Assets

         Prepaid Expenses, Goodwill, Intellectual Property Licenses and Other Assets have been estimated to have no liquidation recovery value. Though Intellectual Property Licenses may some value in a Chapter 7 liquidation, Lazard believes that any value ascribed to these assets in this analysis would be purely speculative. Lazard estimates, based upon a "relief from royalty valuation" method this value would not exceed $10 million. The major items included in Other Assets are debt issuance costs, advances and security deposits.

Note G - Property, Plant, and Equipment

         Property, Plant, and Equipment consists primarily of ZiLOG's wafer fabrication facilities, Mod II and Mod III, in Nampa, Idaho, the company's probe facility in the Philippines, and various equipment at the Campbell headquarters and other research and development centers. Recovery from equipment within the fabrication facilities is expected to be low given the overcapacity currently faced in the semiconductor industry and the shutdown of other wafer fabrication plants. Asset at the headquarters and research and development centers represent capitalized software licenses, capitalized leases and two-to-three year-old engineering workstations. Each of these items is believed to have minimal recovery value.

Note H - Investments

         Investments consist of the Company's investments in Qualcore and Com Tech. ZiLOG no longer holds an investment in Qualcore, and therefore no value is attributed to it in this analysis. The liquidation recovery as a percentage of cost was assumed to be 0% for Com Tech.

Note I - WARN Act Severance Cost

         Under the Worker Adjustment and Retraining Notification Act of 1998 ("WARN Act"), the Company is responsible for notification and liability relating to termination of employees in the United States. This amount includes costs for severance, COBRA benefits and outplacement services. The WARN Act liability may be able to be mitigated if the liquidation is effectuated as an immediate shutdown of the Company as opposed to an orderly wind-down. However, Lazard believes that any cost savings from this mitigation would likely not exceed the probable reduction in liquidation proceeds that would occur if the estate were to be immediately shutdown.

Note J - Phase I Liquidation Costs

         Phase I costs contemplate payroll, retention programs and severance costs for approximately 135 employees required to wind down operations over a two-month period. Most of these employees are located in the Nampa, ID manufacturing facility and at ZEPI test facilities and are required to assist in the shutdown, de-installation and decontamination of equipment and plant facilities. Total costs also include general and administrative costs required to operate over a two-month period.


                                   - 3 -
Note K - Phase II Liquidation Costs

         Phase II costs include payroll, retention programs and severance costs for approximately 35 employees to complete the wind down of operations and sale of equipment over a six-month period. Total costs also include general and administrative costs required to operate over this period.

Note L- Environmental Decontamination of Building and Land for Mod 2 and Mod 3

         Management estimate of costs associated with decontamination of plant and equipment associated with the fabrication facilities. Does not include Company's payroll cost of employees assisting in this process as these are assumed included in the Phase I & II Liquidation Costs.

Note M- Fabrication Facilities Shutdown Costs & Contingency

         Additional contingencies estimate for fabrication facility shutdown.

Note N- Chapter 7 Trustee Fees

         Chapter 7 Trustee Fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with Section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated as 3% of the total cash generated during the liquidation and 1% of the cash on-hand as of the commencement of the Chapter 7 proceeding.

Note O - Secured Claims

         Secured claims consist of ZiLOG's capital lease obligation, senior secured revolving credit facility with CIT and the 9.5% senior secured notes, and the accrued interest on each claim. The Liquidation Analysis assumes the senior secured credit facility and its accrued interest will be paid in full as it is secured by receivables and inventory. The balance of the distribution proceeds are assumed to be distributed to the senior secured noteholders and the holders of the claim related to the capital lease obligation as recovery on their respective claims.